Exhibit 10.4

i/o DATA CENTERS

LEASE AND MASTER SERVICES AGREEMENT

(SIGNATURE PAGE)

AGREEMENT NO.

THIS LEASE AND MASTER SERVICES AGREEMENT (this “Agreement”) is dated March 15, 2007 and is by and between IO Capital Princess, LLC, a Delaware limited liability company doing business as i/o Data Centers (“Lessor”) and the lessee identified below (“Customer”).

AGREED:

In consideration of the covenants and agreements set forth herein, Customer and Lessor hereby agree that:

A. All capitalized terms herein shall have the meanings ascribed to them in Attachment B;

B. Customer agrees to lease from Lessor the Customer Area and engage Lessor to provide (directly or through its designee) the Related Data Center Services;

C. Lessor agrees to lease to Customer the Customer Area and, in connection with such lease, provide to Customer the Related Data Center Services;

D. Customer agrees to pay for such lease and related services and to assume such other obligations as are set forth in this Agreement; and

E. This Agreement, including all Attachments hereto listed below, which are incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written or oral, regarding such subject matter.

IO CAPITAL PRINCESS, LLC
d/b/a i/o Data Centers		Customer Name: CrystalTech Web Hosting Inc.
8521 East Princess Drive Scottsdale, Arizona 85255		Address:	1125 W. Pinnacle Peak Road Suite 103 Phoenix, AZ 85027

By:	IO CAPITAL, LLC, Manager

By:		By:

Printed Name:		Printed name:
Title:		Title:

Date:	, 2007	Date:	, 2007

This Lease and Master Services Agreement includes the following Attachments, and no others:

☒ Attachment A:	Lease Fees
☒ Attachment B:	Terms and Conditions
☒ Attachment C:	Rules and Regulations
☒ Attachment D:	Service Level Agreement

i/o DATA CENTERS

LEASE AND MASTER SERVICES AGREEMENT

ATTACHMENT B — TERMS AND CONDITIONS

The following terms and conditions apply to the Agreement by and between Lessor and Customer:

1. DEFINITIONS. As used herein, the following terms and phrases shall have the definitions set forth below in this Section 1. Other terms and phrases are defined elsewhere throughout this Agreement.

1.1	“Agreement” means the i/o Data Services Lease Agreement, including the Signature Page, Attachment A, Attachment B, Attachment C and Attachment D thereto.

1.2	“Change Order” means a duly executed amendment to Attachment A.

1.3	“Commencement Date” means the inception date of this Agreement as specified on Attachment A (subject to Section 8.1).

1.4	“Conditioned Power” means the electrical service provided by Lessor to a Customer Area which is provisioned through one or more uninterruptible power supply (UPS) system(s) or a DC battery plant, and which is further supported by one or more standby diesel generator(s).

1.5	“Cross-Connection” means a physical cable connection to a network other than a network operated by Lessor.

1.6	“Customer” means the lessee identified on the Signature Page.

1.7	“Customer Area” means the portion of the Data Center identified in Attachment A that the Customer has the exclusive right to use and occupy hereunder for the placement of Customer Equipment.

1.8	“Customer’s Business” means the sale of products, provision of services and other activities or enterprise of Customer (including government, administration and non-for-profit activities).

1.9	“Customer Equipment” means Customer’s computer hardware, peripheral, and other tangible equipment registered in writing with Lessor by Customer, as amended from time to time, that Customer places in the Customer Area pursuant to this Agreement. All changes in Customer Equipment, including but not limited to installation and removal of Customer Equipment, must be registered by Customer with Lessor and approved by Lessor in writing in advance, which approval shall not be unreasonably withheld or delayed. As between Lessor and Customer, the parties acknowledge and agree that all Customer Equipment is owned by Customer.

1.10	“Customer Materials” means all software, data, information contained in documentation, and other information and intangibles used by Customer to operate, install, and/or maintain Customer’s Business through the Customer Equipment or provided to Lessor by Customer for such purposes or otherwise pursuant to this Agreement. As between Lessor and Customer, the parties acknowledge and agree that all Customer Materials are owned by Customer.

1.11	“Data Center” means that certain data center located at 8521 East Princess Drive, Scottsdale, Arizona.

1.12	“Initial Term” means the period of time commencing on the Commencement Date and expiring after the period of time specified on Attachment A elapses, unless earlier terminated as provided herein

1.13	“Installation Date” means the date that the Customer, or its designee, installs the Customer Equipment in the Customer Area.

1.14	“Law” means any applicable local, state, federal, foreign or international law, rule, regulation, ordinance or the like.

1.15	“Lease Fees” means the lease fees and related charges which Customer is obligated to pay Lessor pursuant to Section 3 of this Agreement and as are specified on Attachment A to this Agreement and any Change Orders signed by Customer.

1.16	“Lessor Group” means, collectively, Lessor, IO Capital, LLC, and their respective directors, officers, shareholders, members, managers, employees, agents, constituent partners, affiliates, beneficiaries, trustees and representatives.

1.17	“Mortgagee” means any mortgagee or beneficiary or any lessor of a ground or underlying lease with respect to any Security Document.

1.18	“Related Data Center Services” means the services to be provided (in connection with the lease by Lessor to Customer of the Customer Area) by Lessor (or Service Provider) to Customer under this Agreement as expressly set forth in Attachment A, as amended from time to time by the mutual agreement of the parties.

1.19	“Representatives” means the individuals identified and authorized by Customer to have access to the Customer Area in accordance with this Agreement. All Representatives must be registered with Lessor. Representatives may be changed by Customer from time to time only by advance written notice, of at least one business day, to Lessor.

1.20	“Rules and Regulations” means the general rules and regulations issued by Lessor relating to its provision of Related Data Center Services to its lessees, the current version of which is attached as Attachment C and which may be modified by Lessor from time to time.

1.21	“Security Deposit” means the amount provided by Customer to Lessor to secure its payment obligations under this Agreement.

1.22	“Security Document” means (i) any ground lease or underlying lease which may now exist or hereafter be executed affecting the Data Center or any portion thereof; (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed affecting the Data Center or any portion thereof; (iii) any past and future advance made under any such mortgage or deed of trust; and (iv) any renewal, modification, replacement and extension of any such ground lease, master lease, mortgage or deed of trust.

1.23	“Service Provider” means the party designated by Lessor to perform any of the Related Data Center Services.

1.24	“Term” means the Initial Term hereof and any Renewal Term (as defined in Section 8.1 below).

1.25	“Transaction Documents” means, collectively, this Agreement together with any attachments, exhibits, riders, amendments, or addenda to this Agreement.

2. LEASE; DATA CENTER RESPONSIBILITIES AND SERVICES.

Subject to the terms and conditions of this Agreement, including but not limited to Customer’s timely payment to Lessor of all fees specified in this Agreement, Lessor will lease to Customer the Customer Area to use and occupy on an exclusive basis for the purposes set forth herein and will provide to Customer the Related Data Center Services as described Attachment A and in accordance with the terms and conditions of this Agreement.

2.1 Lease. In consideration of the fees and charges specified in the Agreement and subject to the terms and conditions hereof, Lessor hereby leases to Customer the Customer Area to use and occupy on an exclusive basis solely for the installation, operation and maintenance of the Customer Equipment. Customer has inspected the Customer Area and the Data Center and accepts them in their “as is where is” condition.

2.2 Responsibilities. Customer shall be responsible for procuring all items and performing all tasks, responsibilities and services not expressly delegated to Lessor in this Agreement (collectively, the “Responsibilities”). Without limiting the generality of the foregoing, it is the Customer’s responsibility to (a) install, rack, stack and otherwise deploy the Customer Equipment into the Customer Area in a manner consistent with this Agreement, (b) label all Customer Equipment, cables and other elements within the Customer Area in a clear and easily identifiable manner, (c) obtain, document and pay for any rights which may be needed to provision the Related Data Center Services (and/or related equipment) at premises owned, leased, occupied or otherwise used by Customer, including without limitation, all rights of entry, roof rights, cable access rights, riser rights, and other building access rights and (d) timely provide the following documents for Lessor’s review and approval prior to the installation of Customer’s Equipment: (i) Network Diagram (if requested by Lessor); (ii) IP Address/Space Justification; (iii) Equipment List; (iv) Escalation Procedures, (v) Billing and Key Contacts List; (vi) Access List and (vii) such other documents as Lessor may reasonably request. Except as specifically provided in this Agreement, Customer assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Customer Area. Customer, at Customer’s sole cost and expense, shall keep and maintain the Customer Area (including, but not limited to, all non-structural interior portions, systems and equipment; interior surfaces of exterior walls; partitions and ceilings; and interior electrical, lighting and plumbing fixtures) in good order, condition and repair, reasonable wear and tear excepted. Customer shall keep the Customer Area in a neat and sanitary condition and will not commit any nuisance or waste in, on or about the Customer Area or the Data Center. Customer’s repairs shall be at least equal in quality and workmanship to the original work and Customer shall make the repairs in accordance with all Laws. Customer waives the benefit of any Law permitting Customer to make repairs at Lessor’s expense. In the event Customer fails to timely perform any of the Responsibilities, in addition to any other rights or remedies available to Lessor under this Agreement and under Law, Lessor shall have the right but not the obligation to perform such Responsibilities on Customer’s behalf and recover from Customer, upon demand, all amounts expended by Lessor in such performance, plus fifteen percent (15%) of all such amounts for handling, supervision and overhead expenses.

2.3 Remote Assistance Services.

(a) Remote Assistance. Customer may, from time to time, request performance of certain services with respect to the Customer Equipment located in the Customer Area that are performed with “eyes,” “ears” and “fingers,” but without the involvement of any installation of new equipment or any troubleshooting, diagnostics, systems access or login, testing or heavy physical labor (collectively, “Remote Assistance Services”). Examples of Remote Assistance Services include the following:

(i)	pushing buttons, and/or keypads;

(ii)	physical switching of a toggle switch;

(iii)	setting switches on a card mounted dip switch;

(iv)	power cycling equipment (turning power on and/or off);

(v)	remote visual observations and/or verbal reports to Customer on its specific collocation cabinet(s) for environment status, display lights, or terminal display information; and

(vi)	re-seating or replacement of existing or Customer provided hardware elements (e.g., circuit cards and drives).

(b) Instructions. Customer is required to provide clear, specific and detailed instructions with respect to the Remote Assistance Services requested. Neither Lessor nor the applicable Service Provider, or any of their respective personnel are required to act on directions that they reasonably believe are unclear or incomplete. The personnel of Lessor or of the applicable Service Provider, are not expected or required to make judgments or exercise discretion with respect to requested Remote Assistance Services, nor to make recommendations as to courses of action to follow. If personnel of Lessor or of the applicable Service Provider either do not understand an instruction, or believe it to be incorrect or inadvisable, such personnel may elect in their sole discretion not to proceed with such task until their concerns have been resolved; provided that such personnel explain such concerns to Customer. In addition to the limitations on liability set forth in the Agreement, neither Lessor nor the applicable Service Provider, nor any of their respective personnel or agents will have any liability for any damages arising out of their actions in response to or failure to act on any Customer request for Remote Assistance Services unless such damages are the direct result of such parties’ gross negligence or intentional misconduct.

(c) Request Procedure. Each Customer request for Remote Assistance Services will require a separate initiation by Customer to the Lessor or to the applicable Service Provider, initially by telephone, followed by a physically or electronically signed request via fax, e-mail or other written method. If such request is received during regular business hours, Lessor or the applicable Service Provider, will use reasonable efforts to respond to Customer’s request for Remote Assistance Services within one hour of receipt of the request. If any such request is received outside of regular business hours for Lessor or the applicable Service Provider, as the case may be, Lessor or the applicable Service Provider, as the case may be, will use reasonable efforts to respond to Customer’s request for Remote Assistance Services within three (3) hours of receipt of the request. Customer’s requests shall be sent to NOC@iodatacenters.com, or to such other address as may designated by Lessor or the applicable Service Provider by notice to Customer. The personnel of Lessor or of the applicable Service Provider, will call Customer to provide an explanation of the work performed once any requested Remote Assistance Services have been performed. Notwithstanding the foregoing, the parties acknowledge and agree that Lessor or the applicable Service Provider shall have the right to respond to requests for Remote Assistance Services in the manner and within the timeframe that Lessor or the applicable Service Provider deems reasonable and appropriate, in its sole but professional discretion. Additionally, the parties acknowledge and agree that the Remote Assistance Services provided by Lessor or the applicable Service Provider, are intended to be incidental to the Related Data Center Services and shall not unreasonably interfere with Lessor’s business operations. Although Remote Assistance Services are generally provided at no additional charge, in the event that Customer’s requests for Remote Assistance Services exceed that which is customary in the industry, as determined in the sole but reasonable discretion of Lessor or the applicable Service Provider, the parties shall negotiate in good faith to limit such requests and determine a mechanism for compensating Lessor for any additional requests made by Customer for Remote Assistance Services.

2.4 Maintenance of Data Center. Lessor will use its reasonable efforts to cause the Data Center to be maintained in efficient working order and in accordance with its written maintenance standards. Lessor will have sole responsibility for negotiating, executing and administering the contracts related to the operation, maintenance and repair of the Data Center. Should any condition exist that may impair the integrity of the Data Center, Lessor will initiate and co-ordinate planned maintenance, which may include disconnection of all or any part of the Data Center. Lessor will, to the extent reasonably practicable, give Customer seven (7) business days notice in writing (or such shorter period as may be reasonably necessary), prior to initiating a planned maintenance operation, of the timing, scope and costs of such planned maintenance operation. Lessor will use all reasonable efforts to conduct planned maintenance outages, if any, of the Data Center during the hours of 01:00 and 06:00 local time on Sunday.

2.5 Conditioned Power. Lessor shall deliver to Customer the amount of Conditioned Power set forth in Attachment A of this Agreement. Customer shall (a) comply with the applicable electrical code, and (b) utilize the manufacturer’s specifications to determine the proper power allocation for each item of equipment it deploys in the Data Center. Lessor’s standard twenty (20) amp 120v power strip is fused at fifteen (15) amps for safety and other purposes. Customer may replace such standard power strips only with UL listed equipment which is approved in advance by Lessor, such approval not to be unreasonably withheld. Lessor reserves the right to decline to provide Conditioned Power to the Customer Area in any manner which Lessor, in its reasonable discretion, deems to be unsafe, unreasonable, illegal or otherwise inconsistent with the electrical design of the Data Center.

2.6 Cross-Connection. Customer, at its cost and expense, may request that Lessor or the applicable Service Provider, complete cross connection(s) to or from third-party carriers within the Data Center (or which serve the Data Center), provided that Customer (a) provides to Lessor and the applicable Service Provider (i) a completed Cross Connect Request Form (available from the Lessor’s operations center) at least thirty (30) days in advance of installation of any Cross-Connection(s), (ii) a description of the type of cable and size of Cross-Connection(s), (iii) the destination within the Customer Area of such Cross-Connection(s), (iv) the carrier providing such Cross-Connection(s) and (v) the applicable tracking or order number, and (b) agrees to pay Lessor or the applicable Service Provider, the fee for such Cross-Connection(s) as set forth on the Cross Connect Request Form. All points of interconnection, conduit and/or cable routes and other details shall be determined by Lessor in its sole discretion and shall belong to Lessor during and after the Term hereof. The responsibilities of Lessor or the applicable Service Provider, shall be to run and terminate a physical cable and test the cable to confirm continuity of the physical layer thereof. Customer shall be responsible for the circuit underlying such cross-connection, including the initial turn-up, integration, logical function and use thereof. Customer expressly recognizes that other than completing the Cross-Connection, neither Lessor nor the applicable Service Provider, has any responsibility whatsoever for the nature, performance, quality, integration, protocol, timeliness, utility or other features of circuit(s) provided by a third-party carrier or provider, which shall be governed solely by Customer’s agreement(s) with such carrier or provider.

2.7 IP Bandwidth. If IP Bandwidth services are to be provided by Lessor or a Service Provider hereunder to Customer, the following terms and conditions shall apply:

(a) As used herein, IP Bandwidth means the internet protocol bandwidth provided by Lessor or a Service Provider, which features multi-homed connectivity from two or more upstream carriers, unless otherwise specified.

(b) In utilizing the IP Bandwidth, Customer agrees to follow all of Lessor’s Rules and Regulations and Lessor’s Acceptable Use Policy (as then in effect). The Acceptable Use Policy is available from the Lessor operations center and is posted at a link shown available at www.iodatacenters.com or at such other address as may designated by Lessor, or by request to NOC@iodatacenters.com. In addition, Customer agrees that Customer shall be responsible for the consumption of IP Bandwidth by Customer or Lessor or the applicable Service Provider which is attributable to Customer, or its IP space, including any consumption which occurs as a result of any denial of service attack, virus, Customer system or proxy compromise or otherwise. Customer shall secure its network and related elements at all times from attack, open proxy hijack and/or other abuse. Lessor (or the applicable Service Provider) uses an industry standard 95th percentile analysis to measure usage for IP Bandwidth service which allows Customer to burst beyond a given committed rate. Upon request, Lessor or the applicable Service Provider shall provide Customer with the data utilized by Lessor to conduct the 95th percentile analysis.

(c) Customer acknowledges and agrees that neither Lessor nor the applicable Service Provider exercises any control, of any kind whatsoever, over the content of the information passing through the Internet and Lessor (for itself and on behalf of any applicable Service Provider), disclaims any and all responsibility and liability as relates to the content of the information passing through the Internet.

(d) In the event of any termination of this Agreement, Customer, upon written notice to Lessor or the applicable Service Provider, and in connection with bona fide transition efforts, shall be entitled to retain control over the route of all IP addresses used by Customer during the preceding sixty (60) days for thirty (30) days following the expiration or termination of this Agreement, provided that the Customer has complied with all of Lessor’s Rules and Regulations and Lessor’s Acceptable Use Policy and agrees to continue to do so during the thirty (30) day transition period and is otherwise in compliance with this Agreement.

(e) Customer may resell IP Bandwidth services provided that (i) Customer shall have obtained all requisite approvals or authorizations as may be required by any applicable governmental entity or regulator, (ii) the obligations of Lessor or the applicable Service Provider hereunder shall be solely to Customer and not to any third party (iii) neither Lessor nor any applicable Service Provider shall have any obligation hereunder to support, supervise or otherwise assist parties other than Customer, and (iv) Customer shall be solely responsible for the actions, omissions and other conduct of any party to which it resells the IP Bandwidth services, including compliance with this Agreement.

2.8 Colocation. With the prior written consent of Lessor, not to be unreasonably withheld, Customer may physically colocate the equipment of a third-party (each, a “Colo User”) at the Customer Area and utilize the Customer Area for the benefit of these Colo Users provided that Customer (i) registers in advance with Lessor the name, contact information and specific services utilized by such Colo User, (ii) ensures the compliance by such Colo User with this Agreement (including without limitation the Terms and Conditions and the Rules and Regulations), (iii) remains responsible and liable for the acts, omissions and other conduct of such Colo User, and (iv) does not solicit for any services which compete with Lessor’s business of licensing space and providing Related Data Center Services (including without limitation colocation services) from any customer of Lessor or prospect which Customer learns about as a result of its business dealings with Lessor or access to the Data Center. Lessor will not permit Customer to provide any Related Data Center Services to a Colo User which has been terminated or refused service directly by Lessor. In consideration for the foregoing, upon expiration or termination of this Agreement for any reason (including failure by Customer to timely pay amounts due hereunder) or upon the request of any Colo User or other client of Customer, Lessor retains the right (but not obligation) to contract directly with that party for the provision of any Related

Data Center Services. Customer specifically consents to the use by Lessor of the Colo User information which Customer registers with Lessor for this purpose. Under no circumstances shall Lessor be obligated to discontinue services to a Colo User which desires the continuation of such services.

3. FEES AND BILLING.

3.1 Fees. Customer will timely pay all Lease Fees, fees, costs and other charges due hereunder as set forth in this Agreement and on Attachment A hereto, as such Attachment may be amended from time to time by the mutual agreement of the parties. Customer shall have the exclusive right to use the Customer Area for the purposes permitted hereunder, and Lessor shall provide to Customer (or shall cause a Service Provider to provide to Customer) the quantity and type of services specified on Attachment A, at the Lease Fees listed therein. Lessor may provide additional space in the Data Center and/or may provide (or may cause a Service Provider to provide) additional Related Data Center Services to Customer at prices upon which Lessor and Customer agree, as reflected in a Change Order. Notwithstanding the foregoing, Lessor reserves the right to pass along to Customer the actual, pro-rata increase in the cost of electricity, which increase will be applicable immediately and will be billed on a pass-through basis.

3.2 Expenses. Customer shall be solely responsible, and at Lessor’s request will reimburse Lessor, for all costs and expenses reasonably incurred by Lessor in connection with this Agreement and the provision of the Related Data Center Services hereunder (the “Expenses”), provided such Expenses were pre-approved by Customer (such approval not to be unreasonably withheld, delayed or conditioned) or are otherwise authorized herein.

3.3 Billing and Payment Terms. Unless otherwise expressly provided in Attachment A, (i) Lease Fees (as defined in Attachment A) are due and payable in advance on the first day of each month of the Term and (ii) any applicable charges in addition to Lease Fees (including without limitation, Expenses) are due and payable within thirty (30) days of receipt from Lessor of an invoice reasonably describing the amount of such charges. In the event of a disputed invoice, Customer agrees to (i) notify Lessor in writing of such disputed amount within thirty (30) days of Customer’s receipt of the subject invoice, (ii) pay all undisputed amounts in a timely fashion, (iii) make authorized personnel of Customer available to resolve the dispute and (iv) pay all disputed amounts that Customer is required to pay pursuant to a proper court order or award from any mutually submitted arbitration within ten (10) days from the date of such agreement or determination, with interest at 9% per annum. All amounts not timely and appropriately disputed shall be deemed final and not subject to further dispute. All payments will be made in U.S. dollars at Lessor’s address set forth in this Agreement or at such other address, or to such other bank account, as Lessor may from time to time indicate by providing written notice to Customer. Any annual escalation in Lease Fees and/or other charges shall be effective upon each anniversary of the Commencement Date.

3.4 Delinquent Payments; Financial Condition. If Customer becomes delinquent in its payment obligations or other credit or financial requirements established by Lessor, or, if in the reasonable judgment of Lessor, Customer’s credit becomes impaired, Lessor may, upon written notice to Customer, modify Customer’s payment terms to require full payment before the provision of Related Data Center Services (or may use other means of securing Customer’s payment obligations hereunder, including the establishment of, or increase to, the Security Deposit set forth in Section 3.5 below). Customer agrees to provide Lessor with such financial information as is reasonably necessary for Lessor to undertake such credit review analysis. Failure by Customer to timely respond to Lessor’s request for evidence of credit worthiness shall allow Lessor to modify the payment terms to require full payment before the provision of Related Data Center Services, immediately upon notice.

3.5 Security Deposit. If Customer places a Security Deposit with Lessor pursuant to this Agreement, then the Security Deposit shall (a) be retained by Lessor for the benefit of Customer in its general account (i.e., not in a segregated account), (b) not bear interest for the account of Customer, (c) be available to Lessor to draw upon should any obligation of Customer to Lessor become past due (d) be promptly replaced by Customer in the event of such a draw event and (e) shall be refunded by Lessor no later than sixty (60) days following termination of this Agreement, assuming that Customer has paid all obligations to Lessor.

3.6 Taxes. All payments required by this Agreement are exclusive of all federal, state, municipal or other governmental excise, sales, privilege, transaction, value-added, use, personal property, and occupational taxes, excises, withholding taxes and obligations and other levies now in force or enacted in the future (including, without limitation, rental or other taxes assessed against the Lease Fees payable to Lessor hereunder), all of which Customer will solely be responsible for and will pay in full, except for taxes based on Lessor’s net income. In the event Lessor is required to pay any such taxes, Lessor shall provide Customer with tax receipts or other evidence of payment and Customer shall promptly reimburse Lessor for such payment.

3.7 Collection Costs. In the event that Lessor institutes collection activities and/or litigation to collect sums owed by Customer, Lessor shall be entitled to its reasonable attorneys’ fees’ and costs incurred by Lessor in connection with the collection activities and/or litigation.

4 . REPRESENTATIONS AND WARRANTIES; COVENANTS.

4.1 By Customer.

(a) Compliance with Law and Rules and Regulations. Customer covenants, represents and warrants that in connection with the exercise of its rights and performance of its obligations under this Agreement, including without limitation, its performance of the Responsibilities and in connection with Customer’s Business and all Customer Equipment and Customer Materials, Customer shall at all times comply with the terms and conditions of the Transaction Documents, the Rules and Regulations and Law, as well as all recorded covenants, conditions or restrictions affecting the Data Center and without disturbing or interfering with any other tenant or occupant of the Data Center.

(b) Customer Equipment and Customer Materials. Without limiting the generality of Section 4.1(a) above, Customer further covenants, represents and warrants that as of the date of this Agreement, it owns or has the legal right and authority, and will continue to own or maintain the legal right and authority during the Term, to place and use the Customer Equipment as contemplated by this Agreement, and to use, modify, transmit and distribute the Customer Materials without infringing, misappropriating or otherwise violating any intellectual property rights of any third party. Customer further represents and warrants that its placement, arrangement and use of the Customer Equipment in the Customer Area complies with the Customer Equipment and Customer Materials manufacturers’ environmental and other specifications.

(c) Customer’s Business. Without limiting the generality of Section 4.1(a) above, Customer further covenants, represents and warrants that it is familiar with Law applicable to Customer’s Business and that, to the best of Customer’s knowledge, Customer’s Business does not as of the Commencement Date, and will not during the Term, violate any Law.

(d) Customer’s Inquiry. Customer represents and warrants that (i) this Agreement has resulted solely from inquiries directed to Lessor that were solely and exclusively initiated by or on behalf of Customer in connection with identifying data center space in the ordinary course of Customer’s business; and (ii) Customer was not at any point solicited by Lessor or any person acting on behalf of Lessor, directly or indirectly, in connection with the negotiation or entering into of this Agreement.

4.2 By Lessor; Disclaimer of Warranties.

(a) Customer Area; Related Data Center Services. Lessor represents and warrants that as of the Commencement Date it has the legal right and authority, and will continue to maintain the legal right and authority during the Term, to grant to Customer a lease for the use by Customer of the Customer Area for the purposes described hereunder and provide the Related Data Center Services to Customer as contemplated by this Agreement. Lessor shall comply with Law in its provision of the Related Data Center Services.

(b) Service Level Agreement. Lessor represents and warrants that it will provide the Related Data Center Services in accordance with the applicable service levels set forth in Attachment D attached hereto (the “SLA”). IN THE EVENT OF A BREACH OF THE SLA, CUSTOMER’S SOLE AND EXCLUSIVE REMEDY, AND LESSOR’S SOLE AND EXCLUSIVE LIABILITY, SHALL BE FOR LESSOR TO PROVIDE CUSTOMER THE APPLICABLE SERVICE LEVEL CREDIT(S) SET FORTH IN ATTACHMENT D.

(c) DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SUBSECTIONS (a) AND (b) ABOVE, ALL SERVICES PERFORMED AND SPACE MADE AVAILABLE BY LESSOR TO CUSTOMER HEREUNDER ARE PERFORMED, PROVIDED AND MADE AVAILABLE ON AN “AS IS” BASIS WITH NO WARRANTIES OF ANY KIND, AND CUSTOMER’S USE THEREOF IS AT CUSTOMER’S SOLE AND EXCLUSIVE RISK. LESSOR DOES NOT MAKE, AND HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF TENANTABILITY, HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LESSOR DOES NOT WARRANT THAT THE DATA CENTER SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE.

4.3 Brokers. Both Lessor and Customer represent that they have dealt with no other broker than as set forth in Attachment A in connection with the negotiation, execution and delivery of this Agreement (the “Broker”). If any person other than the Broker shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as finder or broker or performance of services as a finder or broker in connection with this transaction, the party through whom the finder or broker is claiming shall indemnify and hold the other party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought thereon, including but not limited to attorneys’ fees and court costs in defending such claim

5. LIMITATIONS OF LIABILITY.

5.1 Disclaimer of Liability.

(a) IN NO EVENT SHALL LESSOR BE LIABLE FOR ANY DAMAGE TO, OR LOSS OF, ANY CUSTOMER EQUIPMENT EXCEPT AS A RESULT OF LESSOR’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, AND THEN ONLY IN AN AMOUNT EQUAL TO THE THEN CURRENT VALUE OF SUCH CUSTOMER EQUIPMENT

(b) IN NO EVENT SHALL LESSOR BE LIABLE FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOST CUSTOMER MATERIALS, LOST PROFITS, LOSS OF BUSINESS, LOSS OF REVENUES, LOSS OF DATA OR INTERRUPTION OR CORRUPTION OF DATA, EVEN IF LESSOR WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.2 Maximum Liability. IN CONSIDERATION OF THE BENEFITS ACCRUING TO CUSTOMER UNDER THIS AGREEMENT AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE TRANSACTION DOCUMENTS, IT IS EXPRESSLY UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES TO THIS AGREEMENT THAT: (a) NO PERSONAL LIABILITY OR PERSONAL RESPONSIBILITY OF ANY SORT WITH RESPECT TO ANY ACTUAL OR ALLEGED BREACH OR BREACHES BY OR ON THE PART OF LESSOR OF ANY REPRESENTATION, WARRANTY, COVENANT, UNDERTAKING OR AGREEMENT CONTAINED IN ANY OF THE TRANSACTION DOCUMENTS OR ANY MATTER RELATING TO CUSTOMER’S USE OR OCCUPANCY OF THE CUSTOMER AREA (COLLECTIVELY, THE “LESSOR UNDERTAKINGS”) OR ANY ALLEGED BREACH THEREOF IS ASSUMED BY, OR SHALL AT ANY TIME BE ASSERTED OR ENFORCEABLE AGAINST, ANY MEMBER OF THE LESSOR GROUP OTHER THAN LESSOR; (b) THE RECOURSE OF CUSTOMER OR ITS SUCCESSORS OR ASSIGNS AGAINST LESSOR SHALL BE LIMITED TO, AND LESSOR’S MAXIMUM AGGREGATE LIABILITY RELATED TO OR IN CONNECTION WITH ANY CLAIM BY CUSTOMER RELATING TO THE LESSOR UNDERTAKINGS SHALL NOT EXCEED, THE TOTAL AMOUNT ACTUALLY PAID BY CUSTOMER TO LESSOR DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE MONTH IN WHICH THE CLAIM FIRST AROSE (OR THE TOTAL AMOUNT ACTUALLY PAID BY CUSTOMER TO LESSOR IF SUCH PAYMENTS HAVE BEEN MADE FOR LESS THAN TWELVE (12) MONTHS WHEN THE CLAIM FIRST AROSE); AND (c) CUSTOMER SHALL HAVE NO RECOURSE AGAINST ANY ASSETS OF ANY PERSON OTHER THAN LESSOR’S INTEREST IN THE DATA CENTER.

WITHOUT LIMITING THE FOREGOING, AND EXCEPT TO THE EXTENT PROVIDED IN SUBPART (b) OF THE PRECEDING SENTENCE, LESSOR WILL HAVE NO LIABILITY WHATSOEVER FOR ANY CLAIMS, LOSSES, ACTIONS, DAMAGES, SUITS, OR PROCEEDINGS RESULTING FROM ANY OF THE FOLLOWING OR FROM ANY EFFORTS OF LESSOR TO ADDRESS OR MITIGATE ANY OF THE FOLLOWING: (i) SECURITY BREACHES, INCLUDING WITHOUT LIMITATION EAVESDROPPING, THIRD PARTY ACCESS TO CUSTOMER DATA OR TO ASSIGNED COMPUTERS, THIRD PARTY ACCESS TO OR MISUSE OF PASSWORDS PROVIDED TO LESSOR, AND INTERCEPTION OF TRAFFIC SENT OR RECEIVED; (ii) RELEASE OR EXPOSURE, FOR ANY OTHER REASON, OF PERSONALLY IDENTIFIABLE INFORMATION OR OTHER PRIVATE DATA, INCLUDING DATA BELONGING TO CUSTOMER’S OWN CUSTOMERS AND OTHER USERS; (iii) DENIAL OF SERVICE ATTACKS, VIRUSES, WORMS, AND OTHER INTENTIONAL INTERFERENCE BY THIRD PARTIES; (iv) LOSS OF DATA OR LOSS OF ACCESS TO DATA; (v) ACTIONS OF THIRD PARTIES, INCLUDING WITHOUT LIMITATION AGENTS OR CONTRACTORS OF LESSOR; (vi) ACTIONS OF LESSOR EMPLOYEES OUTSIDE THE SCOPE OF THEIR EMPLOYMENT; OR (vii) MISTAKES, OMISSIONS, INTERRUPTIONS, DELETIONS OF FILES, ERRORS, DEFECTS, DELAYS IN OPERATION, OR OTHER FAILURES OF PERFORMANCE.

5.3 Waiver of Claims. Each party hereby waives its rights to bring any claim against the other party arising in any way from or relating in any way to this Agreement more than one (1) year after such claim first arises.

5.4 Applicability. THE LIMITATIONS SET FORTH IN THIS SECTION 5 WILL APPLY TO ANY AND ALL CLAIMS AND CAUSES OF ACTION WHATSOEVER, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.

5.5 Basis of the Bargain; Failure of Essential Purpose. Customer acknowledges that Lessor has set its prices and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers of warranties and damages specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

6. CUSTOMER INDEMNIFICATION.

6.1 Obligation to Indemnify. Customer releases and will indemnify and hold Lessor, its affiliates, members, managers shareholders, officers, directors, employees, agents, representatives and licensees (collectively, the “Lessor Indemnified Parties”) harmless from and against any and all costs, liabilities, judgments, actions, losses and expenses (including, but not limited to, reasonable attorneys’ fees and fees of experts) arising out of any threatened or actual claim, suit, action, arbitration or proceeding made or brought against any Lessor Indemnified Party by any person, entity, governmental authority or other third party arising out of or relating to: (a) Customer’s (or its Representative’s or other invitee’s) actual or alleged breach of any Transaction Document; (b) Customer’s (or its Representative’s or other invitee’s) actual or alleged negligence or willful misconduct; and (c) the Responsibilities, Customer Equipment, Customer Materials, Customer’s Business and/or the actions (or failure to act) of a Colo User or person to which Customer resells IP Bandwidth pursuant to Section 2.7(e), including without limitation claims of infringement of any trademark, copyright, patent, trade secrets or nonproprietary rights (including without limitation defamation, libel, violation of privacy or publicity), or any injury to or death of any person or damage to any property occurring upon the Customer Area, the Data Center or the land of which the Data Center is a part, in any case arising out of (or in connection with) the Responsibilities, Customer Equipment, Customer Materials, Customer’s Business and/or a Colo User or person to which Customer resells IP Bandwidth.

6.2 Indemnification Procedures. Lessor or a Lessor Indemnified Party will provide Customer with (i) reasonably prompt notice in writing of any claim or action subject to indemnification hereunder (provided that failure to provide such notice does not relieve Customer of its indemnification obligations hereunder), (ii) information and reasonable assistance, at Customer’s expense, as necessary or appropriate to defend or settle such claim or action, and (iii) full authority to defend or settle the claim or suit (provided that Customer shall not settle any proceeding in any matter which would impose any penalty or limitation on, or result in an admission of guilt or fault by or on the part of, any Lessor Indemnified Party without the written consent of such Lessor Indemnified Party). A Lessor Indemnified Party shall have the right to employ separate counsel and participate in the defense of any claim or action, at its own expense. If a Lessor Indemnified Party provides notice of an indemnification claim in accordance herewith and is not notified within ten (10) days that Customer intends to defend such claim, if Customer thereafter fails to vigorously defend such claim, or if a conflict of interest exists between Customer and a Lessor Indemnified Party, the affected Lessor Indemnified Party shall be entitled to defend, settle and/or compromise such claim and to be indemnified therefor as provided in Section 6.1.

7. INSURANCE.

7.1 By Customer. Customer will keep in force and effect during the Term: (i) comprehensive general liability insurance in an amount not less than $1 million per occurrence for bodily injury and property damage; (ii) employer’s liability insurance in an amount not less than $1 million per occurrence; and (iii) workers’ compensation insurance in an amount not less than that required by Law. Customer shall insure the Customer Equipment. Customer also agrees that it and its agents (including contractors and subcontractors) will maintain other insurance at levels no less than those required by Law and customary in Customer’s and its agents’ industries. Prior to accessing the Customer Area and at such times thereafter as Lessor may reasonably request, Customer will furnish Lessor with certificates of insurance which evidence the minimum levels of insurance set forth herein, name Lessor as an additional insured, and include a waiver of subrogation by the insurer with respect to Lessor and its affiliates, members, managers, shareholders, officers, directors and employees. Failure by Customer to timely provide Lessor with such certificate shall entitle Lessor to prohibit Customer’s access to the Customer Area until such certificate has been furnished to Lessor. As requested by Lessor, any underlying property owner or Mortgagee shall also be named as an additional insured. All such policies of insurance shall provide that the same shall not terminate or be canceled, nor the coverage modified, nor the limits changed without first giving thirty (30) days prior written notice to Lessor. No such cancellation, modification or change shall affect Customer’s obligation to maintain the insurance coverage required hereby. All liability insurance policies shall be written on an “occurrence” policy form.

Customer, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property or injury to persons, in, upon, or about the Customer Area from any cause, and Customer hereby waives all claims in respect thereof against Lessor, unless caused by gross negligence or willful action of Lessor, its agents or employees. Lessor shall not be liable for loss of or damage to any property by theft or otherwise, or for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of any building or from the pipes, appliances or plumbing works therein, or from the roof, street or subsurface, or from any other place resulting from dampness or any other cause whatsoever. Customer shall give immediate notice to Lessor of any fire, accident or defect discovered with the Customer Area or the Data Center. Customer acknowledges that it can protect itself against any or all of the foregoing risks by procuring appropriate insurance.

7.2 By Lessor. Lessor will keep in force and effect during the Term: (i) comprehensive general liability insurance in an amount not less than $1 million per occurrence for bodily injury and property damage; and (ii) employer’s liability insurance in an amount required by Law.

8. TERM AND TERMINATION.

8.1	Term.

(a) This Agreement will be effective for the Initial Term. This Agreement will automatically renew after the Initial Term for additional terms of one (1) year each (each, a “Renewal Term”), unless either party provides the other party with written notice that it will not renew the Agreement no later than ninety (90) days’ prior to the end of the Initial Term or Renewal Term (as applicable), provided that the Lease Fees and other charges and costs owed during any Renewal Term shall be One Hundred and Five Percent (105%) of the Lease Fees and other charges that were billed immediately prior to such Renewal Term.

(b) Provided that no event of default exists at the time of Customer’s exercise of the option or at the commencement of the Renewal Term provided pursuant to this Section 8.1(b), and that no event shall have occurred or state of facts exists which if continued uncured will, with the lapse of time or the delivery of notice or both, constitute an event of default, then Customer shall have, and is hereby granted, the option to extend the Initial Term for five (5) years. All the terms and conditions of this Agreement shall continue to apply during such three-year renewal term except that the Lease Fees and other charges and costs during each year of the five-year term thereof shall be increased annually, to One Hundred and Five Percent (105%) of the Lease Fees and other charges and costs that were billed in the immediately preceding year. If Customer desires to exercise its option to extend, it must give Lessor notice in writing of its intent to do so at least six, but no more than 12, months prior to the expiration of the Initial Term. If Customer exercises the renewal option set forth in this Section 8.1(b), the second sentence of Section 8.1(a) shall be suspended during such three-year renewal period.

(c) If delivery of possession of the Customer Area to Customer is delayed beyond the Commencement Date because of a delay in the substantial completion of construction of the Customer Area, if any, by Lessor, then, except as provided herein, this Agreement shall remain in full force and effect, Lessor shall not be liable to Customer for any damage occasioned by the delay, and the Commencement Date shall be changed to the date actual delivery of possession of the Customer Area to Customer is effected, with a corresponding abatement in Lease Fees unless the delay in the substantial completion of construction of the Customer Area by Lessor shall be due to special work, changes, alterations or additions required or made by Customer in the Customer Area, or shall be caused in whole or in part by Customer through the delay of Customer in submitting plans, supplying information, approving plans, specifications or estimates, giving authorizations or otherwise, or otherwise shall be caused in whole or in part by delay or default on the part of Customer. If Attachment A provides that delivery of the Customer Area shall be effected in more than one increment, the delivery dates and Customer’s obligation to pay Lease Fees with respect to additional increments shall be as specified in Attachment A, with adjustment to any such event in the event of delay to be determined in the manner provided in the foregoing sentence.

8.2 Events of Default; Remedies.

(a) The following are events of default:

(i) Customer’s failure to pay Lease Fees or any other amount due under this Agreement as required pursuant to Section 3.3.

(ii) Customer’s failure to execute, acknowledge and return an estoppel certificate requested in accordance with Section 12.12(b) or any document requested in accordance with Section 12.13 within 10 days after Lessor gives notice of such request.

(iii) Customer shall fail to vacate the Customer Area immediately upon termination of this Agreement, by lapse of time or otherwise;

(iv) The leasehold interest of Customer shall be levied upon under execution or be attached by process of law or Customer shall fail to contest diligently the validity of any lien or claimed lien and give sufficient security to Lessor to insure payment thereof or shall fail to satisfy any judgment rendered thereon and have the same released, and such default shall continue for ten days after written notice thereof to Customer;

(v) Customer shall become insolvent, have at any time a negative tangible net worth, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof;

(vi) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Customer a bankrupt, or appointing a receiver of Customer, or of the whole or any substantial part of its property, without the consent of Customer, or approving a petition filed against Customer seeking reorganization or arrangement of Customer under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof;

(vii) Customer’s use of the Customer Area and/or the Data Center threatens the availability, resiliency and/or routine operations of the Data Center, in Lessor’s sole discretion; or

(viii) Customer’s failure to perform any other obligation under this Lease, including without limitation the Responsibilities, within 15 days after notice of nonperformance.

(b) Remedies. Upon the occurrence of an event of default, Lessor, at any time thereafter without further notice or demand, may exercise any one or more of the following remedies alternatively, concurrently or in succession:

(i) Suspend the provision of some or all Related Data Center Services.

(ii) Terminate Customer’s right to possession of the Customer Area by legal process or otherwise, with or without terminating this Agreement, and retake exclusive possession of the Customer Area.

(iii) From time to time relet all or portions of the Customer Area, using reasonable efforts to mitigate Lessor’s damages. In connection with any reletting, Lessor may relet for a period less than or extending beyond the Term and may make alterations or improvements to the Customer Area without releasing Customer of any liability. Upon a reletting of all or substantially all of the

Customer Area, Lessor shall be entitled to recover all of its then prospective damages for the balance of the Term measured by the difference between amounts payable under this Lease and the anticipated net proceeds of reletting. In no event shall Customer be entitled to receive any amount representing the excess of avails of reletting over amounts payable hereunder.

(iv) From time to time recover accrued and unpaid Lease Fees and damages arising from Customer’s breach of the Lease, regardless of whether the Lease has been terminated, together with applicable late charges and interest at the rate of 18% per annum or the highest lawful rate, whichever is less.

(v) Enforce the statutory landlord’s lien on Customer’s property.

(vi) Recover all reasonable attorneys’ fees and other expenses incurred by Lessor in connection with enforcing this Lease, recovering possession, and collecting amounts owed.

(vii) Perform any obligation which Customer has failed to pay or do on Customer’s behalf or remove equipment installed in contravention of the terms of this Lease and recover from Customer, upon demand, the entire amount expended by Lessor plus 15% of such amounts for handling, supervision, and overhead.

(viii) Terminate this Lease for any breach and recover from Customer all reasonable damages it may incur by reason of such breach, including the reasonable cost of recovering the Customer Area, and including the worth at the time of such termination of the excess, if any, of the amount of Lease Fees and charges equivalent to Lease Fees reserved in this Agreement for the remainder of the stated Term over the then reasonable rental value of the Customer Area for the remainder of the stated Term, all of which amounts shall be immediately due and payable from Customer to Lessor.

(ix) Notwithstanding anything in this Agreement to the contrary, to the extent not expressly prohibited by applicable Law, upon any event of default by Customer not cured within any applicable time for cure hereunder, Lessor may terminate this Agreement or Customer’s right to possession and accelerate and declare that Lease Fees reserved for the remainder of the Term shall be immediately due and payable; provided, Lessor shall, after receiving payment of the same from Customer, be obligated to turn over to Customer any actual net re-letting proceeds thereafter received during the remainder of the Term, up to the amount so received from Customer pursuant to this provision.

(x) Pursue any other remedies available at law or in equity.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by Law (all such remedies being cumulative), nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Lease Fees due to Lessor hereunder or of any damages accruing to Lessor by reason of the violation of any of the terms, provisions and covenants herein contained. Lessor’s acceptance of the payment of Lease Fees or other payments hereunder after the occurrence of an Event of Default shall not be construed as a waiver of such default, unless Lessor so notifies Customer in writing. Forbearance by Lessor in enforcing one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default or of Lessor’s right to enforce any such remedies with respect to such default or any subsequent default. Nothing in this Section limits or prejudices Lessor’s right to prove and obtain damages in an amount equal to the maximum amount allowed by Law, regardless whether such damages are greater than the amounts set forth in this Section.

(c) By Customer. Customer may terminate this Agreement (i) in the event Lessor breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days of receiving written notice thereof; or (ii) in the event Lessor becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors or the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors which is not dismissed within sixty (60) days of filing.

8.3 Effect of Termination. Upon the effective date of any expiration or termination of this Agreement (and without limiting any of Lessor’s remedies set forth elsewhere herein), and provided Customer has paid to Lessor all sums required hereunder, Customer shall have the right and obligation to remove from the Data Center all Customer Equipment, Customer Materials and any of its other property within the Data Center. All such Customer Equipment, Customer Materials and other property shall be removed by Customer within ten (10) days of such expiration or termination and the Customer shall return the Customer Area to Lessor in the same condition as it was on the Installation Date, normal wear and tear excepted. If Customer does not remove such property within such ten (10) day period of time, Lessor shall have the option, without limiting any other available rights or remedies, to (i) move any and all such property to secure storage and restore the Customer Area and charge Customer for the actual cost plus 15% of such removal, storage and restoration, and/or (ii) after providing Customer with an additional thirty (30) days advance written notice, liquidate the property in any reasonable manner and apply the proceeds to any amount owing from Customer to Lessor under this Agreement. Customer hereby grants Lessor a security interest in the Customer Equipment, Customer Materials and all of its other property within the Data Center to secure Customer’s payment and performance of its obligations under this Agreement. Customer acknowledges that such security interest is perfected by Lessor’s possession of such property, and further agrees to execute and deliver to Lessor financing statement(s) as deemed necessary or appropriate by Lessor. Customer hereby waives any statutory notices to vacate or quit the Customer Area upon expiration or termination of this Agreement.

8.4 Holding Over. Customer shall have no right to hold over after the expiration or termination of this Agreement without Lessor’s consent. If Customer holds over after the expiration of this Agreement, Customer shall become a Customer from month to month only, upon all of the terms of this Agreement except that the amount of the Lease Fees shall be increased to an amount equal to the greater of (a) One hundred and Fifty Percent (150%) of the Lease Fees in effect immediately prior to the expiration for the first 90 days after the expiration of this Agreement and Two Hundred Percent (200%) thereafter or (b) the then fair market value of the Customer Area (which for this purpose shall be computed using recently executed agreements for space and related data center services in the same or a similar data center). Customer shall also pay to Lessor all damages sustained by Lessor resulting from retention of possession by Customer, including the loss of any proposed subsequent Customer for any portion of the Customer Area. The provisions of this Section shall not constitute a waiver by Lessor of any right of re-entry; nor shall receipt of any Lease Fees or any other act in apparent affirmation of the tenancy operate as a waiver of the right to terminate this Agreement for a breach of any of the terms, covenants, or obligations herein on Customer’s part to be performed.

8.5 Survival. The rights and obligations of the parties in this Agreement that would by their nature or context be intended to survive the expiration or termination of this Agreement shall so survive, including without limitation the following provisions of this Agreement: Sections 3.5, 3.6, 3.7, 4.2(c), 5, 6, 8.2, 8.3, 8.4, 8.5, 9, 10 and 12.

9. CONFIDENTIAL INFORMATION; NONSOLICITATION.

9.1 Confidential Information. Each party acknowledges that it will have access to certain confidential information and materials of the other party (“Confidential Information”). Confidential Information will include, but not be limited to, information regarding each party’s business, plans, customers, technology, products, proprietary software, and customer information. Lessor specifically designates as Confidential Information its prices, rates, quotations and other financial information relating to this Agreement; and its written security procedures, maintenance manuals and other operational documents and procedures. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose to any third party (except as required by Law or to that party’s attorneys, accountants and other advisors as reasonably necessary), in verbal or other form, any of the other party’s Confidential Information and will take reasonable precautions to protect the confidentiality of such information. Within thirty (30) days after expiration or termination of this Agreement for any reason, each party will return all Confidential Information of the other party in its possession, custody or control at the time of expiration or termination and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal, accounting, or administrative record keeping requirement.

9.2 Exceptions. Information will not be deemed Confidential Information hereunder if the receiving party can establish by reasonably competent evidence that such information: (a) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (b) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (d) is independently developed by the receiving party without any use of or reliance upon the Confidential Information of the disclosing party.

9.3 Nonsolicitation of Personnel. Neither party hereto shall solicit, offer work to, employ, or contract with, directly or indirectly, on its own behalf or on behalf of a third party, any of the personnel of the other party hereto or their affiliates during the Term and for twelve (12) months thereafter. For purposes of this paragraph, “personnel” includes any individual or company a party employs or has employed or retained as an employee or independent contractor and which the party learns about as a result of its business dealings as described herein. Without limiting any other available remedy, a party in violation of this section 9.3 shall pay compensation to the other such party in the form of liquidated damages equal to the greater of six month’s compensation either offered or paid to the personnel.

9.4 Remedies. Notwithstanding anything to the contrary in this Agreement, in the event of any breach of this Section 9, the non-breaching party will be entitled to seek injunctive relief; provided that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any other remedy permitted by this Agreement.

10. ALTERATIONS; NO LIENS

If, and to the extent, that Attachment A allows for or designates that work to the Customer Area be completed by Customer, then the following provisions of this Section 10 shall apply:

10.1 Customer’s Work. Upon the Commencement Date, Lessor shall permit Customer to enter the Customer Area so that Customer, at Customer’s sole cost and expense, may do such work as is explicitly described and permitted on Attachment A (“Customer’s Work”). Such permission is conditioned upon (a) Customer and its agents, contractors, employees and invitees not interfering with work and operations conducted by Lessor and its designees and agents in the Data Center, if any, and shall be subject to all the terms of this Agreement, (b) Customer furnishing Lessor with evidence of such insurance as required of Customer under this Agreement and (c) Customer’s assuming full responsibility for any damages it causes. Lessor shall have the right to further condition, manage or revoke such rights to complete work if Customer fails to comply with the terms and conditions contained in this Section. Customer acknowledges and agrees that Lessor is not liable in any way for any injury, loss, or damage which may occur to Customer, its agents, contractors, employees, or invitees or work and installations made in the Customer Area, all of the same being at Customer’s sole risk.

10.2 Alterations and Approval. Before commencement any of Customer’s Work, Customer shall deliver to Lessor Customer’s designated contractors, plans and specifications (the “Design Plans”) showing Customer’s Work, for Lessor’s approval and consent, which shall not be unreasonably withheld or delayed, except that Lessor reserves the right to withhold consent in Lessor’s sole discretion for Customer’s Work affecting the structure, roof, safety, efficiency, or security of the Data Center, the Data Center systems (“Systems”) and equipment (“Equipment”) which affect the Customer Area and other space in the Data Center, or the appearance of the Customer Area from any common or public areas. The Design Plans shall comply with the Rules and Regulations and any applicable building standards or operational manual. At the time Customer submits the Design Plans to Lessor, Customer shall provide Lessor with notice of whether Customer’s Work will involve or affect any Hazardous Materials, whether such materials are customary and usual based on standard industry practices, and all other reasonable details relating thereto. Lessor will promptly review the Design Plans and any changes thereto, making reasonable efforts to complete Lessor’s review within five (5) business days after Lessor’s receipt of the initial Design Plans, and will give Customer notice of Lessor’s reasonable objections thereto, if any. Within five (5) days after receipt by Customer of Lessor’s objections to the Design Plans (including omissions therefrom) Customer shall revise and resubmit the Design Plans for Lessor’s review. The final Design Plans approved by Customer and Lessor are the “Final Plans”. Any part of Customer’s Work, including signs, but not including movable furniture, Customer’s equipment and trade fixtures, shall, at Lessor’s option, at the termination or expiration of this Lease or of Customer’s right to possession, become a part of the realty and belong to Lessor. Neither review nor approval by Lessor of any item submitted by Customer shall constitute a representation or warranty by Lessor that any such item is complete or suitable for its intended purpose or in compliance with Law, it being expressly agreed by Customer that Lessor assumes no responsibility or liability therefor.

10.3 Approval Conditions. Lessor reserves the right to impose reasonable requirements as a condition of such consent or otherwise in connection with Customer’s Work, including requirements that Customer: (a) use an authorized contractor and/or submit for Lessor’s authorization and information the names, addresses and background information concerning the engineers, contractors, subcontractors and suppliers Customer proposes to use, (b) obtain and post permits, (c) provide a payment bond, in an amount and form reasonably satisfactory to Lessor, covering Customer’s Work and/or such other guaranties of creditworthiness as Lessor may reasonably request, (d) submit conditional and final lien waivers in compliance with Arizona law for all architects, engineers, contractors, subcontractors, and suppliers performing Customer’s Work, (e) permit Lessor or its representatives, upon reasonable notice, to inspect Customer’s Work at reasonable times, (f) use a contractor specified by Lessor for all work affecting the Data Center fire detection system; and (g) comply with such other reasonable requirements as Lessor may impose concerning insurance coverage and the manner and times in which Customer’s Work shall be done.

10.4 Liens. Customer shall pay all costs for Customer’s Work when due. Customer shall keep the Data Center and the Customer Area free from any mechanic’s, materialmen’s, architect’s, engineer’s or similar liens or encumbrances, and any claims therefor, in connection with any of Customer’s Work. Customer shall remove any claim, lien, or encumbrance of record relating to, caused by or resulting from Customer’s Work, by bond or otherwise within 15 days after notice from Lessor. If Customer fails to do so, Lessor may pay the amount (or any portion thereof) or take such other action as Lessor deems necessary to remove such claim, lien, or encumbrance, without being responsible for investigating the validity thereof. The amount so paid and costs incurred by Lessor shall be deemed additional rent under this Lease payable within 30 days after demand, without limitation as to other remedies available to Lessor. Nothing contained in this Lease shall authorize Customer to do any act which subjects Lessor’s title to, or any lender’s interest in, the Data Center or the Customer Area or any part of it to any such claims, liens, or encumbrances, whether claimed pursuant to statute or other law or express or implied contract.

11. CASUALTY; CONDEMNATION.

11.1 Casualty. Except as hereafter provided, if the Customer Area is wholly or partially destroyed or damaged by fire or other casualty, Lessor shall restore the Customer Area with reasonable diligence; provided, however, that Lessor shall have no obligation to restore improvements not originally provided by Lessor or to replace any of Customer’s fixtures, furnishings, equipment, or personal property and Customer shall be responsible for refixturing the Customer Area and reinstalling its equipment. Lessor need not commence repairs until a substantial portion of the insurance proceeds are available and shall not be required to expend more than the actual insurance proceeds received. Proceeds of insurance payable with respect to a fire or other casualty shall be received and held by Lessor. In the event the Customer Area is destroyed or damaged by any fire or casualty not covered by the insurance maintained by Lessor or to the extent of not less than 25% of the replacement cost thereof, or if the fire or casualty occurs within the last year of the Term, then Lessor or Customer shall have the option to terminate this Lease by giving notice to the other party within 60 days after the occurrence of such damage or destruction, in which case Lessor shall retain all insurance proceeds with respect to the Customer Area as its own property. If neither Lessor nor Customer elects to terminate this Lease as provided above, this Lease shall continue in full force and effect, but any Lease Fees shall be equitably abated as determined in Lessor’s reasonable discretion until the restoration is substantially complete. The provisions of this Agreement shall govern when this Agreement is terminable as a result of a fire or casualty and no other rule or statute on the subject applies. Notwithstanding anything herein to the contrary, in the event a Mortgagee requires that any insurance proceeds be applied to such indebtedness, then Lessor shall have the right to terminate this Lease by delivering written notice to Customer within 15 days after such requirement is made by any such holder, whereupon the Agreement shall end on the date of such notice as if the date of such notice were the date originally fixed in this Agreement for the expiration of the Term. The provisions of this Section are Customer’s sole and exclusive rights and remedies in the event of a casualty. To the extent permitted by applicable laws, Customer hereby waives the provisions of Arizona Revised Statutes § 33-343 and any other applicable existing or future law governing the destruction or injury of a building by the elements or a similar cause permitting an abatement of Lease Fees or termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in this Section or elsewhere in this Agreement.

11.2 Condemnation. If the whole or any material part of the Customer Area or Data Center shall be taken (including, but not limited to a temporary taking for a period of one hundred twenty (120) days or more) by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, if any adjacent property or street shall be so taken or condemned or shall be reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Customer Area or Data Center; or if Lessor shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation; then Lessor shall have the option to terminate this Agreement upon forty-five (45) days notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Customer shall have a right of termination of this Agreement upon ninety (90) days prior written notice to Lessor in the event that the whole or any material part of the Customer Area is permanently taken. Lessor shall be entitled to receive the entire award or payment in connection therewith, except that Customer shall have the right to file any separate claim available to Customer for any taking of Customer’s personal property and fixtures which belong to Customer and are removable by Customer upon expiration of the Term and for moving expenses (so long as such claim does not diminish the award available to Lessor or any Mortgagee and such claim is payable separately to Customer). All Lease Fees shall be apportioned as of the date of such termination or the date of such taking, whichever shall first occur.

Notwithstanding the foregoing, if only the temporary use of the whole or any part of the Customer Area shall be taken by condemnation or eminent domain, the Term shall not be reduced or affected in any way. In such event Customer shall continue to pay the Lease Fees and other charges herein reserved, without reduction or abatement and, except to the extent that Customer is prevented from so doing by reason of any order of the condemning authority, Customer shall continue to perform and observe all of the other covenants, conditions and agreements of this Agreement to be performed or observed by Customer as though such taking had not occurred. In the event of any such temporary condemnation Customer shall also, so long as it is otherwise in compliance with the provisions of this Agreement, be entitled to receive for itself any and all awards or payments made for such use of that portion of the Customer Area so taken; provided, however, that Customer shall repair any and all damage to the Customer Area (whether or not covered by any award to Customer) caused by such temporary condemnation.

12. GENERAL PROVISIONS.

12.1 Governing Law; Prevailing Party Fees; Waiver of Jury Trial. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Arizona without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction other than the internal laws of the State of Arizona to the rights and duties of the parties. The parties hereby irrevocably consent to the personal and exclusive jurisdiction and venue of the federal and state courts of Maricopa County, Arizona. In any litigation related to this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and costs from the other party. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO.

12.2 Force Majeure. Except for the obligation to pay money, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war or terrorism, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental acts or failure of the Internet, provided that the affected party: (a) gives the other party prompt notice of such cause, and (b) uses its best reasonable efforts to correct promptly such failure or delay in performance.

12.3 Ownership. Customer and Lessor hereby mutually acknowledge and agree that Lessor, by this Agreement, grants, conveys and demises to Customer a lease to use and occupy on an exclusive basis (for the purposes set forth herein) the Customer Area only and that this Agreement otherwise does not and shall not be deemed to grant, demise, transfer or otherwise convey to Customer any right, title, or interest whatsoever in or to any portion of the Data Center. Customer hereby acknowledges and agrees that Lessor shall own all items installed by Lessor in the Customer Area, with the exception of the Customer Equipment.

12.4 Inherently Dangerous Applications. Customer acknowledges and agrees that the Related Data Center Services are not intended, nor provided by Lessor, for use in connection with, and Customer will not use them for, any nuclear, aviation, mass transit, life-support, telemedicine, or other inherently life-critical applications or services, the failure of which could result in death, personal injury, catastrophic damage or mass destruction.

12.5 Suspension. Lessor, in its reasonable discretion, may temporarily suspend, condition or restrict the right of one or more Customer, Colo User, Customer Representative(s) or Customer’s invitees to visit the Data Center. Under no circumstances shall Lessor be obligated to provide access to a Customer, Representative or other individual who, in the reasonable judgment of Lessor, represents a threat to the orderly operation of the Data Center or Lessor’s provision of Related Data Center Services to Customer or generally.

12.6 Use of Trade Names, etc. Neither party may use the trade name or trademark of the other party hereto without the prior written consent of an authorized representative of the other party in each instance. Notwithstanding the foregoing, Lessor may disclose the name of Customer to any of its employees, vendors, contractors and service providers that have a reasonable need to know such information to assist Lessor in providing the Related Data Center Services and may also include the name of Customer in a list of customer references or other similar marketing materials.

12.7 Government Regulations. Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item, data or information to anyone outside the U.S. in connection with this Agreement without first complying with Law, including all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.

12.8 Legal Process. Lessor reserves the right to comply with any and all warrants, court orders, subpoenas, summons and other legal requirements. With respect to the Customer Area and Customer Equipment, Customer authorizes Lessor to consent to any access, search, seizure or other governmental action which in the reasonable opinion of Lessor is valid. Lessor shall use its best reasonable efforts to notify Customer of any such legal process within forty eight (48) hours of service, but failure to notify Customer shall not restrict Lessor’s rights under this Section 12.8 and shall not constitute a material breach hereunder. Lessor reserves the right to restrict or terminate access by Customer or any Representative to the Data Center from and after the service of a search or seizure warrant and/or after receiving an order of a court or government agency. If Lessor in its discretion determines that an emergency exists, Lessor shall be entitled to shut down all or part of the Data Center, including without limitation, the Customer Area, and (if applicable) to comply with an order of any City, County, State or Federal official.

12.9 Integration, Modifications and Severability. This Agreement, together with the Attachments hereto, sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreements, promises, representations, understandings and negotiations between the parties with respect to said subject matter. Any modifications, amendments, supplements to or waivers of this Agreement must be in writing and executed by authorized representatives of both parties. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be invalid, then to the greatest extent possible, the remaining provisions of this Agreement shall remain in full force and effect.

12.10 Waiver. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party as specifically stated in this Agreement.

12.11 Assignment.

(a) By Customer. Customer shall not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of Lessor in Lessor’s sole and absolute discretion. The term “assignment” includes the following, whether accomplished directly or indirectly: (a) if Customer is a partnership or limited liability company, the withdrawal or change, voluntarily, involuntarily or by operation of law, of a majority of the partners or members, or a transfer of a majority of ownership interests, in the aggregate on a cumulative basis, or the dissolution of the partnership or limited liability company; and (b) if Customer is a private corporation (i.e., whose stock is not publicly held and traded through an exchange or over the counter), the: (i) dissolution, merger, consolidation or other reorganization of Customer; (ii) sale or other transfer of more than a cumulative aggregate of 50% of the voting shares of Customer (other than to immediate family members by reason of gift or death); or (iii) sale, mortgage, hypothecation or pledge of more than a cumulative aggregate of 50% of Customer’s net assets.

(b) By Lessor. Customer acknowledges and agrees that Lessor may assign to one or more Service Providers its rights and obligations with respect to the provision of and/or otherwise contract with one or more Service Providers for the provision of the Related Data Center Services that are to be provided hereunder; provided, however, that Lessor shall provide notice to Customer of any such arrangement with any such Service Provider (and shall provide contact information for each such Service Provider). Customer further acknowledges that Lessor has the right to transfer all or any portion of its interest in the Data Center (including, without limitation, pursuant to a lease or sale of all or any portion of the property of which the Data Center is a part) or in this Agreement, and Customer agrees that in the event of any such transfer to a transferee that agrees to assume the obligations of Lessor hereunder to be performed after the date of such transfer, Lessor shall automatically be released from all liability under this Agreement not accrued as of the date of the transfer and Customer agrees to look solely to such transferee for the performance of Customer’s obligations hereunder after the date of transfer and to attorn to such transferee.

(c) General. Any attempted assignment or delegation in violation of this provision shall be null and void. This Agreement will bind and inure to the benefit of each party’s successors and permitted assigns.

12.12 Notices; Estoppels.

(a) Notices. Any notice or communication required or permitted to be given hereunder (a) shall be made in writing, (b) may be delivered by hand, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by recognized overnight courier maintaining proof of delivery (e.g., FedEx or UPS), (c) shall be sent to the address of the receiving party indicated on the Signature Page, or at such other address as may hereafter be furnished in writing by either party hereto to the other, and (d) shall be deemed to have been given as of the date it is actually delivered, or upon which delivery is refused, whichever is earlier.

(b) Estoppels. At any time and from time to time, within ten (10) days after written notice from Lessor, Customer shall execute, acknowledge and deliver to Customer a statement in writing (which may be relied upon by any prospective purchaser or mortgagee or other like encumbrancer) certifying all matters reasonably requested by Lessor or any current or prospective purchaser, holder of any security document, ground lessor or master lessor. If Customer fails timely to execute and deliver such certificate as provided above, then Lessor and the addressee of such certificate shall be entitled to rely upon the information contained in the certificate submitted to Customer as true, correct and complete, and Customer shall be estopped from later denying, contradicting or taking any position inconsistent with the information contained in such certificate.

12.13 Subordination; Attornment. This Lease is and will be subject and subordinate at all times to any and all Security Documents which may now exist or hereafter be executed which constitute a lien upon or affect the Data Center or any portion thereof, or Lessor’s interest and estate in any of said items. Notwithstanding the foregoing, Lessor reserves the right to subordinate any such Security Documents to this Lease. In the event of any termination or transfer of Lessor’s estate or interest in the Data Center or the Customer Area by reason of any termination or foreclosure of any such Security Documents (and notwithstanding any subordination of such Security Document to this Lease that may or may not have occurred), at the election of Lessor’s successor in interest, Customer agrees to attorn to and become the lessee of such successor. Customer covenants and agrees to execute and deliver, within ten (10) days of notice thereof, any additional documents evidencing the priority or subordination of this Lease and Customer’s agreement to attorn with respect to any such Security Document.

12.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

12.15 Relationship of Parties. Nothing contained in this Agreement shall be deemed to establish any relationship of partnership, joint venture, employment, franchise or other agency or relationship between Lessor and Customer other than that of lessor and lessee. Neither Lessor nor Customer have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.

12.16 No Negative Construction. Each party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed by legal counsel, this Agreement (including all Attachments hereto), and it is the parties’ intent that this Agreement not be construed against either party as the drafting party.

12.17 Priority. The following order of precedence will govern any conflict or discrepancy between any portions of this Agreement:

1.	Attachment A – Pricing Form
2.	Attachment B – Terms and Conditions
3.	Attachment C – Rules and Regulations
4.	Attachment D – Service Level Agreement
5.	Signature Page

<< End of Attachment B – Terms and Conditions >>